Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2019, with respect to the consolidated financial statements of DiaMedica Therapeutics Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

May 23, 2019